EXHIBIT 99.1

Fifth Street Finance Corp. Receives $75 Million Commitment From the SBA and Locks $73 Million of Borrowings at a Rate of 3.215% Per Annum for 10 Years

WHITE PLAINS, N.Y., Oct. 11, 2010 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) ("Fifth Street") today announced that its wholly-owned subsidiary, Fifth Street Mezzanine Partners IV, L.P. (the "SBIC Subsidiary"), has received a $75 million leverage commitment from the United States Small Business Administration ("SBA"), which brings the SBIC Subsidiary's maximum leverage to $150 million. In addition, the interest rate on the SBIC Subsidiary's $73 million of outstanding debentures was recently fixed at 3.215% per annum for 10 years, which Fifth Street believes is the lowest rate in the 52 year history of the SBIC program.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp.  Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, Executive Director, Investor Relations
          (914) 286-6811
          stacey@fifthstreetcap.com